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                     SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934. Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number 0-12798

                             Chiron Corporation
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          (Exact name of Registrant as specified in its charter)

     4560 Horton Street, Emeryville, California 94608, (510) 655-8730
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Preferred Share Purchase Rights
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          (Title of each class of securities covered by this Form)

       Common Stock $0.01 Par Value: Warrants to Purchase Common Stock
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/           Rule 12h-3(b)(1)(ii)   / /
     Rule 12g-4(a)(1)(ii)   / /           Rule 12h-3(b)(2)(i)    / /
     Rule 12g-4(a)(2)(i)    / /           Rule 12h-3(b)(2)(ii)   / /
     Rule 12g-4(a)(2)(ii)   / /           Rule 15d-6             / /
     Rule 12h-3(b)(1)(i)    / /


Approximate number of holders of record as of the certification or notice date:

                                     None
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Pursuant to the requirements of the Securities Exchange Act of 1934, Chiron
Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            Chiron Corporation
                                            a Delaware corporation


Date: October 7, 1996                       By:/s/ WILLIAM G. GREEN
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                                               William G. Green
                                               Senior Vice President, Secretary
                                                and General Counsel